Exhibit 10.24

COBIZ, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Restated Effective January 1, 2008

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6.2	Agents	6
6.3	Binding Effect of Decisions	6
6.4	Indemnity of Committee	6
6.5	Election of Committee After Change in Control	6

Article VII – CLAIMS PROCEDURE		7
7.1	Claim	7
7.2	Denial of Claim	7
7.3	Review of Claim	7
7.4	Final Decision	7

Article VIII – TERMINATION, SUSPENSION OR AMENDMENT		7
8.1	Termination, Suspension or Amendment of Plan	7
8.2	Effect of Termination of Plan on Benefit Payments	8

Article IX – MISCELLANEOUS		9
9.1	Unfunded Plan	9
9.2	Company Obligation	9
9.3	Unsecured General Creditor	9
9.4	Trust Fund	9
9.5	Nonassignability	9
9.6	Not a Contract of Employment	9
9.7	Protective Provisions	10
9.8	Governing Law	10
9.9	Validity	10
9.10	Notice	10
9.11	Successors	10

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COBIZ, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I– PURPOSE; EFFECTIVE DATE

1.1           Purpose. The purpose of this Supplemental Executive Retirement Plan is to provide supplemental retirement and disability benefits for a select group of management of the Company. It is intended that the Plan will promote growth in the Company by retaining and attracting individuals of exceptional ability by providing them with these benefits.

1.2           Effective Date. This Plan originally was effective January 1, 2004, and this restatement of the Plan is effective January 1, 2008. This restated Plan is intended to comply in all respects with Section 409A of the Code.

ARTICLE II– DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated unless the context clearly indicates otherwise:

2.1           Actuarial Equivalent. “Actuarial Equivalent” means equivalence in value between two (2) or more forms and/or times of payment based on a determination by an actuary chosen by the Company, using the 1984 IAM Mortality Table, and the PBGC rate in effect at the time of such determination. Notwithstanding the foregoing, for purposes of determining lump sums, the interest rate shall be equal to the lesser of (a) the Pension Benefit Guaranty Corporation interest rate for immediate annuities, as published in Appendix B to Part 2619 of Title 29 of the Code of Federal Regulations, or any successor or replacement rate (the “PBGC rate”) in effect on January 1 of each year; or (b) a twenty-four (24) month rolling average of the PBGC rate, using the current rate as of the beginning of the month in which the calculation is made and the twenty-three (23) previous months.

2.2           Board. “Board” means the Board of Directors of the Company.

2.3           Change in Control. “Change in Control” of the Company means, and shall have been deemed to have occurred upon, the first to occur of any of the following events:

(a)           The acquisition by any person, entity or group (as defined in Section 13(d) of the Exchange Act) (other than (i) the Company and its Subsidiaries, (ii) any employee benefit plan of the Company or its Subsidiaries or (iii) any person who is an officer, director or beneficial owner of 5% or more of the outstanding stock on the date the Plan is adopted by the Board) through one transaction or a series of transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Company;

(b)           The merger or consolidation of the Company as a result of which the persons who were shareholders of the Company immediately prior to such merger or consolidation do not,

immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; provided, however, that, for purposes of this clause (b), any shares of stock of or other equity interest in the merged or consolidated entity that are issued to or retained by a person who was a shareholder of the Company immediately prior to the transaction in respect of such person’s ownership interest in a party to the transaction other than the Company shall not be deemed to be owned by such person immediately after the transaction (but shall be deemed to be outstanding);

(c)           The liquidation or dissolution of the Company (other than (i) a dissolution occurring upon a merger or consolidation thereof, (ii) a liquidation of the Company into its Subsidiary or (iii) a liquidation or dissolution that is incident to a reorganization); and

(d)           The sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities.

(e)           For purposes of this Section 2.3, the term “Subsidiary” shall mean any corporation owned 50 percent or more by the Company, or any other affiliate designated by the Board.

2.4           Committee. “Committee” means the committee appointed by the Board to administer the Plan pursuant to Article VI.

2.5           Company. “Company” means Cobiz , Inc. a Colorado corporation.

2.6           Compensation. “Compensation” means the base salary payable to a Participant by the Company and considered to be “wages” for purposes of federal income tax withholding. Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company’s tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Internal Revenue Code (the “Code”), or under the Deferred Compensation Plan as defined in Section 2.7. Inclusion of any other forms of Compensation are subject to Committee approval.

2.7           Deferred Compensation Plan. “Deferred Compensation Plan” means a nonqualified deferred compensation plan established by the Company for a select group of highly compensated and management employees of the Company.

2.8           Disability. “Disability” means a physical or mental condition that prevents the Participant from satisfactorily performing the Participant’s usual duties for the Company. The Committee shall determine the existence of Disability and may rely on advice from a medical examiner satisfactory to the Committee in making the determination.

2.9           Employer. “Employer” means the Company and each affiliate of the Company that is treated as part of the Company’s controlled group under Section 414(b) or 414(c) of the Code, applying the “80 percent” threshold for the determination of controlled group status as provided in the regulations under Sections 414(b) and 414(c) of the Code.

2.10         Final Average Compensation. “Final Average Compensation” means the Participant’s average monthly Compensation during any five (5) calendar years in which the Participant’s Compensation is the highest during the Benefit Measurement Period. The Benefit Measurement Period begins with the Participant’s date of participation in the Plan and ends after 10 years of participation.

2.11         Form of Payment Designation. “Form of Payment Designation” means the form prescribed by the Committee and completed by the Participant, indicating the chosen form of payment for benefits payable under the Plan, as elected by the Participant and as permitted by the Plan.

2.12         401(k) Plan. “401(k) Plan” means the Cobiz, Inc. 401(k) Plan or any successor defined contribution plan maintained by the Company that qualifies under Section 401(a) of the Code by satisfying the requirements of Section 401(k) of the Code.

2.13         Participant. “Participant” means any employee who is eligible, pursuant to Section 3.1, to participate in this Plan, and who has not yet received full benefits hereunder.

2.14         Participation Agreement. “Participation Agreement” means the agreement signed by the Company for a Participant and approved by the Committee pursuant to Article III.

2.15         Plan. “Plan” means this Cobiz, Inc. Supplemental Executive Retirement Plan, as may be amended from time to time.

2.16         Separation from Service. “Separation from Service” means the date on which an employee has a termination of employment with the Employer for any reason; provided that, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the individual’s right to reemployment with the Employer is guaranteed by statute or contract. If the period of leave exceeds six months and the individual’s right to reemployment is not guaranteed by statute or contract, the employment relationship is deemed to terminate on the first day following the expiration of the six-month period. The determination of whether a Separation from Service has occurred will be made pursuant to Section 409A of the Code.

2.17         Supplemental Retirement Benefit. “Supplemental Retirement Benefit” means the benefit determined under Article V of this Plan.

2.18         Target Benefit Percentage. “Target Benefit Percentage” means the percentage of a Participant’s Final Average Compensation that will be used in determining the Participant’s Supplemental Retirement Benefit under Article V of this Plan. The Target Benefit Percentage is determined by multiplying fifty percent (50%) times a fraction, the numerator of which is the Participant’s Years of Participation (not to exceed ten (10)) and the denominator of which is ten (10). The Target Benefit Percentage, as set forth in the preceding sentence, shall apply to those Participants who retire on or after December 31, 2004.

2.19         Years of Participation. “Years of Participation” means each year a Participant participates in the Plan, excluding years which the Participant no longer actively participates, in accordance with Section 3.2.

2.20         Years of Service. “Years of Service” means the number of 12 month periods of continuous employment with the Company by the Participant, beginning with the date of participation in this Plan.

ARTICLE III– PARTICIPATION

3.1           Eligibility and Participation.

(a)           Eligibility. Eligibility to participate in the Plan shall be limited to those select key employees of the Company who are designated by management, from time to time, and approved by the Committee.

(b)           Participation. An employee’s participation in the Plan shall be effective upon notification to the employee by the Committee of eligibility to participate, completion of a Participation Agreement and a Form of Payment Designation, and acceptance of each by the Committee. Subject to Section 3.2, participation in the Plan shall continue until such time as the Participant experiences a Separation from Service and as long thereafter as the Participant is eligible to receive benefits under this Plan.

3.2           Change in Employment Status. If the Committee determines that a Participant’s employment performance is no longer at a level that deserves reward through participation in this Plan, but does not terminate the Participant’s employment with the Company, participation herein and eligibility to receive benefits hereunder shall be limited to the Participant’s accrued interest in such benefits as of the date designated by the Board (“Participation Termination Date”). Such benefits shall be based solely on the Participant’s Years of Participation and Compensation as of the Participation Termination Date. Notwithstanding the above, Participants who have a change in employment status, as described in this Section 3.2, and who Separate from Service within twenty-four (24) months following a Change in Control, shall be entitled to benefits as described in Section 5.5 of this Plan.

ARTICLE IV– DEATH BENEFIT

4.1           Death Benefit. This Plan is not intended to pay a death benefit. To the extent a Participant has died with an accrued vested benefit, determined under Article V hereof, and such benefit has not been paid, neither the Participant’s estate, nor any other successor in interest shall be entitled to a benefit under this Plan.

ARTICLE V– SUPPLEMENTAL RETIREMENT BENEFITS

5.1           Supplemental Retirement Benefit. Upon the Participant’s Separation from Service, the Participant shall be entitled to a Supplemental Retirement Benefit equal to an annual benefit, payable for ten years, equal to the Participant’s Target Benefit Percentage multiplied by Final Average Compensation, to the extent vested under Section 5.2. For purposes of calculating such benefit, it shall be assumed that such benefit will be paid monthly.

5.2           Vesting. A Participant shall vest in his benefits under this Plan at the rate of 20 percent for each Year of Service, and shall be 100% vested on completion of five Years of Service.

5.3           Vesting of Benefits Upon Various Kinds of Employment Termination. If a Participant Separates from Service prior to vesting, such Participant shall forfeit the non vested percentage of his accrued Supplemental Retirement Benefit. If a Participant Separates from Service because of Disability, such Participant shall be deemed to be 100 percent vested in his Supplemental Retirement Benefit, regardless of Years of Service. If a Participant dies prior to the time his full Supplemental Retirement Benefit has been paid, such Participant shall forfeit the balance of his accrued Supplemental Retirement Benefit, as specified in Section 4.1 hereof. If a Participant Separates from Service involuntarily as a result of Change in Control, benefits will be as described in Section 5.5, and the Participant shall be deemed to be 100 percent vested.

5.4           Form of Payment. The normal form of payment of the Supplemental Retirement Benefit hereunder shall be deemed to a lump sum which is the Actuarial Equivalent of the Supplemental Retirement Benefit specified in Section 5.1 hereof. A Participant may execute a Form of Payment Designation, specifying a monthly benefit for a period certain of 120 months, provided that such Form of Payment Designation is signed by the Participant and filed with the Committee on or before the 30th date after the Participant commences participation in this Plan.

5.5           Change in Control.

(a)           Amount. If the Participant is involuntarily Separated from Service, or suffers a significant diminution of duties or responsibilities and Separates from Service, within twenty-four (24) months following a Change in Control, the Participant shall be entitled to a Supplemental Retirement Benefit as determined under Section 5.1 above, in the form of an Actuarial Equivalent lump sum.

(b)           Form and Time of Payment. The benefit payable under this Section 5.5 shall be paid in one lump sum on the 60th day following the Participant’s Separation from Service.

5.6           Commencement of Benefit Payments.

(a)           Payment of the Supplemental Retirement Benefit shall commence on the 60th day following the Participant’s Separation from Service.

(b)           Payment of the Supplemental Retirement Benefit to a Participant who Separates from Service on account of Disability shall commence on the 60th day following the Participant’s Separation from Service because of Disability.

(c)           Payment of a Supplemental Retirement Benefit on account of a Change in Control shall commence as specified in Section 5.5 hereof.

(d)           Notwithstanding the above, if the Company determines in good faith that, as of the date of the Participant’s Separation from Service, the Participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then, to the extent required under Code Section 409A, any amount that otherwise would be payable to the Participant pursuant to this Section 5.6 upon the Participant’s Separation from Service and during the six-month period following such Separation from Service, will be payable in a single sum upon the first day of the seventh month following the date of the Participant’s Separation from Service.

5.7           Withholding; Payroll Taxes. The Company shall withhold from payments hereunder any taxes required to be withheld from such payments under local, state or federal law.

5.8           Payment to Guardian. If a Plan benefit is payable to a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such person. The Committee may require proof of competency, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.

ARTICLE VI– ADMINISTRATION

6.1           Committee; Duties. The Plan shall be administered by the Committee, which shall consist of not less than three (3) persons appointed by the Board, except after a Change in Control as provided in Section 6.5. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Committee members shall control any decision.

6.2           Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

6.3           Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

6.4           Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

6.5           Election of Committee After Change in Control. After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and

Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change in Control. No amendment shall be made to Article VI or other Plan provisions regarding Committee authority with respect to the Plan without prior approval by the Committee.

ARTICLE VII– CLAIMS PROCEDURE

7.1           Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan (hereinafter referred to as “Claimant”) shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

7.2           Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a)           The reason for denial, with specific reference to the Plan provisions on which the denial is based;

(b)           A description of any additional material or information required and an explanation of why it is necessary; and

(c)           An explanation of the Plan’s claims review procedure.

7.3           Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

7.4           Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reason and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE VIII– TERMINATION, SUSPENSION OR AMENDMENT

8.1           Termination, Suspension or Amendment of Plan. The Board may, in its sole discretion, terminate or suspend the Plan at any time, in whole or in part. The Board may amend the Plan at any time. Any amendment may provide different benefits or amounts of benefits from those herein set forth. However, no such termination, suspension or amendment shall adversely affect the benefits of Participants which have accrued prior to such action, or the benefits of any Participant who has previously retired, except as otherwise determined by the Board under Section 8.1 with respect to any Participant.

8.2           Effect of Termination of Plan on Benefit Payments.

(a)           Upon termination of the Plan, payment of benefits from the terminated Plan will be made in accordance with the terms of this Plan existing as of such Plan termination and no acceleration of payments is permitted except as expressly permitted under Code Section 409A, as provided below.

(b)           The Company, in its sole discretion, may accelerate the payment of benefits upon the termination of the Plan in the following circumstances and in such other circumstances as may be permitted under Code Section 409A:

[i]            Dissolution or Bankruptcy:  If the Plan is terminated within 12 months of a corporate dissolution of the Company taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. ‘503(b)(1)(A), provided that the Plan benefits are payable (and included in the Participants’ gross incomes) in the latest of (A) the calendar year in which the Plan termination occurs; (B) the calendar year in which the benefits are no longer subject to a substantial risk of forfeiture under Code Section 409A; or (C) the first calendar year in which the payment is administratively practicable.

[ii]           Change in Control Under Code Section 409A:  If the Plan is terminated within the 30 days preceding or the 12 months following a change in control as defined in Code Section 409A; provided that all substantially similar arrangements sponsored by the Company (and any other entity deemed to be the service recipient under Code Section 409A) also are terminated and the participants under all such arrangements, including this Plan, are required to receive their vested benefits within 12 months after the termination of the arrangements.

[iii]          Termination of all Plans:  If (A) all arrangements sponsored by the Company that would be aggregated with this Plan under Code Section 409A if the same individual participated in all such arrangements are terminated, (B) no payments, except those otherwise due under the terms of this Plan and such other arrangements, are made within 12 months of the termination of this Plan and such other arrangements, (C) all payments from this Plan and the other arrangements are made within 24 months after such termination, and (D) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Code Section 409A if the same individual participated in all such arrangement at any time within five years following the termination of this Plan and the other arrangements.

ARTICLE IX– MISCELLANEOUS

9.1           Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, to the extent permitted under Code Section 409A and the regulations issued thereunder, the Board may terminate the Plan and make no further benefit payments, or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

9.2           Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the deferred compensation receivable from, and contributions by the Company, and shall not be an obligation of another employer.

9.3           Unsecured General Creditor. Except as provided in Section 9.4, Participants shall be unsecured general creditors, with no secured or preferential right to any assets of the Company or any other party for payment of benefits under this Plan. Any property held by the Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

9.4           Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Although such a trust shall be irrevocable, its assets shall be held for payment of all the Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.

9.5           Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

9.6           Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

9.7           Protective Provisions. A Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits  hereunder, and by taking such physical examinations as the Company may deem necessary and by taking such other action as may be requested by the Company.

9.8           Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Colorado, except as preempted by federal law.

9.9           Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.10         Notice. Any notice or filing required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant shall be directed to the individual’s last known address in the Company’s records.

9.11         Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

COBIZ, INC.

By:

Title:

Dated: